Exhibit 10.5
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made by and between Resolute Energy Corporation, a Delaware corporation (the “Company”), and Bobby D. Brady, Jr. (“Employee”) effective as of April 1, 2011 (the “Effective Date”).
     WHEREAS, the Company currently employs Employee as its Vice President — Operations and Employee provides services to the Company and its direct and indirect subsidiaries (the "Subsidiaries”);
     WHEREAS, the Company desires to continue to employ Employee and Employee desires to continue to be employed by the Company and to commit himself to serve the Company on the terms herein provided.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Employment. The Company shall continue to employ Employee, and Employee accepts continued employment with the Company, upon the terms and conditions set forth in this Agreement. Unless earlier terminated pursuant to Section 4 below, the initial term of this Agreement shall begin on the Effective Date and end on December 31, 2011 (the “Initial Term”), provided, however, that the term shall be automatically renewed for successive one-year periods (each such period an “Extension Term”) unless the Company provides a written notice of non-renewal to Employee more than 60 days before the end of the Initial Term or the then-current Extension Term. The Initial Term together with each Extension Term, if any, shall be the “Term.” If the Company gives timely notice of non-renewal, then Employee’s employment shall end on the last day of the then-current Term. A termination of Employee’s employment at the end of the Term by reason of notice of non-renewal given by the Company shall be considered a termination without Cause for purposes of Sections 4, 5 and 6, as applicable.
2. Position and Duties; Exclusive Compensation and Services.
          (a) Employee shall initially hold the title of Vice President — Operations; provided however that this title may be changed from time to time during the Term by the Board of Directors (the "Board”) or any duly authorized committee thereof to a different title which shall have at least equivalent rank to Employee’s initial title. The Company and Employee agree that Employee shall have duties and responsibilities consistent with the assigned position in a company the size and of the nature of the Company, and such other duties and authority that are assigned to Employee from time to time by the Board or by such officer of the Company as shall be designated by the CEO or the Board. Employee shall report to the President or such other officer of the Company as shall be designated from time to time by the CEO or the Board.
          (b) During the Term, Employee agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, so long as such activities do not conflict with the Company’s interests, interfere with Employee’s duties and responsibilities or violate Employee’s obligations hereunder, Employee will not be prohibited from (i) managing his personal, financial, and legal affairs; (ii) engaging in professional, charitable or community activities or organizations; or (iii) serving on the boards of directors, or advisory boards of directors, of not-for-profit charitable organizations, not-for-profit professional organizations, or for-profit corporations, so long as Employee secures the Board’s express written consent for Employee to serve on any such for-profit board positions prior to undertaking such service.
          (c) During the Term, Employee agrees to comply with the policies of the Company, including without limitation such policies with respect to legal compliance, conflicts of interest, confidentiality, compensation recovery (clawback), professional conduct and business ethics as are from time to time in effect, including but not limited to the Company’s Code of Business Conduct and Ethics.
3. Compensation.
          (a) Base Salary. Initially, Employee’s base salary shall be $273,000 per annum. Employee’s base salary may be increased (but not decreased, including after any increase, without Employee’s written consent or pursuant to a decrease broadly applied to all similarly situated employees) by the Board (or the Compensation Committee) in its sole discretion (as adjusted from time to time, the “Base Salary”). The Base Salary shall be payable to Employee in regular installments in accordance with the Company’s general payroll practices and subject to withholdings required by applicable law.
          (b) Short Term Incentive Compensation. During the Term, as determined by the Board (or the Compensation Committee) in its sole discretion, Employee shall be eligible to receive an annual short term incentive compensation payment (an “STI Payment”) for each calendar year pursuant to the Company’s short term incentive plan then in effect (the “STI Plan”). Pursuant to the terms of the STI Plan, each annual STI Payment shall be payable based on the achievement of performance targets. Initially, Employee’s target STI Payment shall be equal to 50% (the “Target STI Percentage”) of Employee’s annual Base Salary (the “Target STI Amount”). The Target STI Percentage may be increased (but not decreased below the initial Target STI Percentage stated above without Employee’s written consent or pursuant to a decrease broadly applied to all similarly situated employees) in its sole discretion. The STI Payment shall be subject to increase or decrease based on achievement of performance targets and in accordance with the terms of the STI Plan. For each calendar year in the Term, the Board (or the Compensation Committee) will determine and will establish in writing (i) the Target STI Amount, (ii) the applicable performance targets, (iii) the percentage of annual Base Salary payable to Employee if some lesser or greater percentage of the annual performance target is achieved, and (iv) such other applicable terms and conditions of the STI Plan necessary to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          (c) Long Term Incentive Compensation. During the Term, as determined by the Board (or the Compensation Committee) in its sole discretion, Employee shall be eligible to receive annual grants of equity or equity-related awards (an “LTI Grant”) pursuant to the Company’s 2009 Performance Incentive Plan or any other long-term incentive plan(s) in effect from time to time, subject to the terms and conditions thereof. Initially, Employee’s target LTI Grant shall have a value (as determined by the Board in its reasonable discretion) equal to 100% (“Target LTI Percentage”) of Employee’s annual Base Salary (the “Target LTI Amount”). The Target LTI Amount may be increased (but not decreased below the initial Target LTI Percentage stated above without Employee’s written consent or pursuant to a decrease broadly applied to all similarly situated employees) by the Board (or the Compensation Committee) in its sole discretion. Any grants previously awarded to Employee pursuant to the Company’s 2009 Performance Incentive Plan that are outstanding on the Effective Date hereof shall continue to be governed by the terms and conditions of such plan and award agreements, subject to any vesting modifications made herein.
     (d) Employee Benefits. During the Term, Employee will be entitled to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The Company shall not, however, by reason of this Section 3(d), be obligated to refrain from changing, amending, or discontinuing any such benefit plan or program, on a prospective basis, so long as any such changes are similarly applicable to similarly situated employees of the Company.
     (e) Business Expenses. The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties during the Term to the extent consistent with the Company’s written policies in effect from time to time with respect to travel, entertainment and other business expenses and subject to the Company’s requirements with respect to reporting and documentation of such expenses (“Business Expenses”).
     (f) Leave of Absence Due to Disability. Employee shall be entitled to a paid leave of absence of up to 180 days in the event of Disability where there is a reasonable expectation that the Employee will return to his duties with Employer, provided that the Company may offset the payment of Employee’s Base Salary then in effect by the amount of any short-term or long-term Company-paid disability benefits Employee receives pursuant to Section 3(d) above. For purposes of this Agreement, “Disability” means Employee’s inability to perform the duties of Employee’s position, with or without reasonable accommodation, due to a physical or mental impairment that is expected to last for more than 30 days. The existence of any such Disability shall be certified by a physician acceptable to both the Company and Employee. If the parties are not able to agree on the choice of a physician, each party shall select a physician who, in turn, shall select a third physician to render such certification.
4. Termination of Employment. Unless otherwise agreed to in writing by the Company and Employee, Employee’s employment hereunder may be terminated under the following circumstances:
          (a) Death. Employee’s employment hereunder shall terminate upon his death.

          (b) Disability. Employee’s employment may be terminated by the Company or Employee may terminate his employment with the Company, if Employee has incurred a Disability; provided, however, that if Employee is on a leave of absence due to Disability under Section 3.1(f), the Company may not terminate Employee and Employee may not terminate his Employment due to Disability pursuant to this Section 4(b) before the 180th consecutive day of paid leave due to Disability has elapsed. No termination of employment due to Disability shall have occurred unless the Employer or Employee has given the other party at least 30 days written notice pursuant to Section 5(f).
          (c) Termination by the Company. The Company may terminate Employee’s employment with or without Cause. For purposes of this Agreement, the term “Cause” means (i) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its affiliates or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (ii) Employee’s repeated intoxication by alcohol or drugs during the performance of Employee’s duties in a manner that materially and adversely affects Employee’s performance of such duties; (iii) malfeasance in the conduct of Employee’s duties, including, but not limited to, (A) willful and intentional misuse or diversion of funds or assets of the Company or its affiliates, (B) embezzlement, or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to the Company or its affiliates; (iv) Employee’s material violation of any provision of a material written agreement between Employee and the Company that remains uncured for a period of 30 days after notice thereof; or (v) Employee’s material failure to perform the duties of Employee’s employment or material failure to follow or comply with the reasonable and lawful written directives of the Board or Employee’s supervisor or superior, in either case after Employee shall have been informed, in writing, of such material failure and given a period of not less than 60 days to remedy same. Prior to any termination for Cause, the Company shall be entitled to suspend Employee with pay and terminate all access to the premises and databases of the Company during any investigation of any of the circumstances described above.
          (d) Termination by Employee. Employee may, upon giving the Company no less than 30 days’ advance written notice, resign and terminate Employee’s employment for any reason or for no reason. The Company may in its sole discretion, elect to waive all or any part of the 30-day notice period.
5. Compensation Upon Termination in Absence of Change in Control.
          (a) Without Cause. In the event Employee’s employment is terminated by the Company without Cause (but in the absence of a Change in Control which shall be governed under Section 6), the Company shall pay to Employee (i) any unpaid portion of the Base Salary through the Termination Date at the rate then in effect, (ii) any earned but yet unpaid STI Payment for the calendar year prior to the Termination Date, (iii) any unreimbursed Business Expenses through the Termination Date, and (iv) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits. The amounts, if any, set forth in (i), (ii), (iii), and (iv) shall be collectively referred to herein as the “Accrued Payments”. In addition, and contingent upon Employee satisfying the Severance Conditions (as defined below), the Company shall also provide the following payments and other benefits (the “Severance Package”):

     (i) Payment of an amount equal to the equivalent of twelve (12) months of Employee’s Base Salary as of the Termination Date, payable in substantially equal monthly installments over a period of twelve (12) months beginning on the first payroll date which occurs in the first month following the Termination Date; plus
     (ii) Payment of an amount equal to 1.0 times the Target STI Payment, calculated based on Employee’s Base Salary in effect on the Termination Date, payable in substantially equal monthly installments over a period of twelve (12) months beginning on the first payroll date which occurs in the first month following the Termination Date; plus
     (iii) Payment of an amount equal to a pro-rata portion of the STI Payment that Employee would have been entitled to receive pursuant to Section 3(b) hereof for the calendar year of termination, multiplied by a fraction, the numerator of which is the number of days during which Employee was employed by the Company in the calendar year of Employee’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), payable as soon as administratively feasible following preparation of the Company’s audited financial statements for the applicable calendar year, but in no event later than March 31 (or earlier than January 1) of the calendar year following the calendar year to which such STI Payment relates; plus
     (iv) Pay or reimburse on a monthly basis the premiums required to continue Employee’s group health care coverage for a period of twelve (12) months following Employee’s Termination Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Employee or his dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA. If necessary to avoid inclusion in taxable income by Employee of the value of in-kind benefits, such health care continuation premiums shall be provided in the form of taxable payments to Employee, which payments shall be made without regard to whether Employee elects to continue and remain eligible for such benefits under COBRA, and in which event Company shall pay to Employee, with each monthly reimbursement, an additional amount of cash equal to A/(1-R)-A, where A is the amount of the reimbursement for the month, and R is the sum of the maximum federal individual income tax rate then applicable to ordinary income and the maximum individual Colorado income tax rate then applicable to ordinary income.
To receive the Severance Package, (i) Employee must execute and return to the Company on or prior to the 30th day following the Termination Date a waiver and release of claims agreement in the Company’s customary form (which may be amended by the Company to reflect changes in applicable laws and regulations), which shall exclude claims by the Employee for indemnification, claims for coverage under officer and director policies, and claims as a stockholder of the Company (the “Release”), and where contemplated by applicable law, not timely revoke such Release, and (ii) must comply in all material respects with the covenants in Sections 8 and 10 of this Agreement (together, the “Severance Conditions”). No payment of any part of a Severance Package or Change in Control Severance Package, or pursuant to Section 5(d), shall be made unless the Employee (or Employee’s estate) has complied with the Severance Conditions. If Employee (or Employee’s estate) has complied with the Severance Conditions, then any payment that would have become payable prior to the execution of the Release and the end of the revocation period shall be made at the expiration of the 30 day period.
          (b) Resignation. In the event Employee’s employment is terminated by Employee (but in the absence of a Change in Control which shall be governed under Section 6), the Company shall pay to Employee (i) any unpaid portion of the Base Salary through the Termination Date at the rate then in effect, (ii) any unreimbursed Business Expenses through the Termination Date, and (iii) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits. Employee shall not be eligible to receive any STI Payment for the calendar year prior to the Termination Date nor any Pro-Rata Bonus for the year in which the Termination Date occurs.
          (c) For Cause. In the event Employee’s employment is terminated by the Company for Cause, the Company shall pay to Employee (i) any unpaid portion of the Base Salary through the Termination Date at the rate then in effect, (ii) any unreimbursed Business Expenses through the Termination Date, and (iii) such employee benefits, if any, as to which Employee may be entitled pursuant to the terms governing such benefits. Employee shall not be eligible to receive any STI Payment for the calendar year prior to the Termination Date nor any Pro-Rata Bonus for the year in which the Termination Date occurs.
          (d) Death or Disability. In the event Employee’s employment terminates by reason of his death, or either party terminates Employee’s employment due to Disability pursuant to Section 4(b), the Company shall pay to Employee the Accrued Payments. In addition, and contingent upon Employee (or Employee’s estate) satisfying the Severance Conditions, the Company shall also provide the Employee (or Employee’s estate) the following payments and other benefits:
     (i) Payment of an amount equal to twelve (12) months of Employee’s Base Salary as of the Termination Date, payable in a lump sum on the 30th day following the Termination Date; plus
     (ii) Payment of an amount equal to 1.0 times the Target STI Payment, calculated based on Employee’s Base Salary in effect on the Termination Date, payable in a lump sum on the 30th day following the Termination Date; plus
     (iii) Payment of a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s audited financial statements for the applicable calendar year, but in no event later than March 31 (or earlier that January 1) of the calendar year following the calendar year to which such STI Payment relates; plus
     (iv) Payment or reimbursement on a monthly basis of the premiums required to continue Employee’s group health care coverage for a period of twelve (12) months following Employee’s Termination Date, under the applicable provisions of COBRA, provided that Employee or his dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA. If necessary to avoid inclusion in taxable income by Employee of the value of in-kind benefits, such health care continuation premiums shall be provided in the form of taxable payments to Employee, which payments shall be made without regard to whether Employee elects to continue and remain eligible for such benefits under COBRA, and in which event Company shall pay to Employee, with each monthly reimbursement, an additional amount of cash equal to A/(1-R)-A, where A is the amount of the reimbursement for the month, and R is the sum of the maximum federal individual income tax rate then applicable to ordinary income and the maximum individual Colorado income tax rate then applicable to ordinary income.
          (e) Exclusive Compensation and Benefits. The compensation and benefits described in this Section 5 or in Section 6, as applicable, along with the associated terms for payment, constitute all of the Company’s obligations to Employee with respect to the termination of Employee’s employment. Nothing in this Agreement, however, is intended to limit any vested benefits that Employee may have under the applicable provisions of any benefit plan of the Company in which Employee is participating on the Termination Date, any rights Employee may have to continue or convert coverage under certain employee benefit plans in accordance with the terms of those plans and applicable law, or any rights Employee may have under long-term incentive or equity compensation plan.
          (f) Notice of Termination. Any termination of Employee’s employment shall be communicated to the other party by written notice that (i) indicates the specific termination provisions of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination (provided that an explanation shall not be required in the event of a resignation unless the Employee is resigning for Good Reason), and (iii) specifies the Termination Date (a “Notice of Termination”).
          (g) Termination Date. For purposes of this Agreement, “Termination Date” means the date of receipt of the Notice of Termination or any later date specified therein or required by this Agreement, as the case may be; provided, however that if Employee’s employment is terminated by reason of his death, the Termination Date shall be the date of death of Employee.
          (h) Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to termination of Employee’s employment hereunder, any termination of Employee’s employment shall constitute an automatic immediate resignation of Employee from all positions he then holds as an employee, officer, director, manager or other service provider of the Company and each Subsidiary.
          (i) Application of Section 409A. This Agreement is intended to comply with Code Section 409A and the Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
          For purposes of this Agreement, whenever and to the extent that it would be necessary to comply with the requirements of Section 409A, Employee’s employment will be treated as terminating when and only when Executive experiences a Separation from Service. For purposes of this Agreement, the term “Separation from Service” means when Executive dies, retires or otherwise has a termination of employment from the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
          If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, the Company in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Employee, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation Section 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation Section 1.409A-3(j)(vii).
          No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation Section 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A. Each payment of benefits pursuant to Sections 5 or 6 shall be a separate payment to the maximum extent permitted by Section 409A.
          The portion of any payment under this Agreement that would constitute a “short-term deferral” within the meaning of Treasury Regulation Section 1.409A-1(b)(4),would meet the requirements for separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii), or would otherwise be exempt from Section 409A shall be treated as a separately identified and determinable amount for purposes of Section 409A.
          In the event that the Company becomes subject to the sanctions imposed pursuant to Section 2716 of the Public Health Service Act by reason of this Agreement, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such sanctions being imposed.
          Notwithstanding any other provision in this Agreement, if (i) Employee is a “specified employee” on the date of the Employees “separation from service” within the meaning of Code Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i), and (ii) as a result of such separation from service the Employee would receive any payment that, absent the application of this paragraph, would be subject to the interest and additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), then such payment shall be made on the date that is the earliest of: (A) the first day following the day that is 6 months after the Employee ‘s separation from service, (B) the Employee’s date of death, or (C) such other date on which such payment will not be subject to such interest and additional tax.

          Notwithstanding any other provision in this Agreement, if the terms of payment of any payment of all or a portion of a Severance Package or a Change in Control Severance Package would cause any amount to be subject to the additional tax or interest imposed pursuant to Section 409A by reason of Treasury Regulations Sections 1.409A-3(a) or (c), such payment shall be made, if at all, in a lump sum on the 30th day following the Termination Date or, if the preceding paragraph is applicable to Employee, upon the earliest date permitted under such preceding paragraph.
6. Change in Control.
          (a) Vesting of Equity Awards. If, in connection with a Change in Control (as defined in Section 6(d) below), the vesting of outstanding equity awards is accelerated under the terms of the Company’s 2009 Performance Incentive Plan or any other long-term incentive plan(s) then in effect, then the vesting of any outstanding equity awards held by Employee shall also be accelerated. If the vesting of outstanding equity awards is not accelerated or only partially accelerated in connection with the Change in Control under the terms of the Company’s 2009 Performance Incentive Plan or any other long-term incentive plan(s) then in effect, then the following terms shall apply following the Change in Control with respect to the remaining unvested equity awards held by Employee:
     (i) Any performance-based equity awards held by Employee shall immediately vest to the extent that the stock price target or other performance thresholds applicable to such awards are met in the Change in Control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by Employee that are not vested under the preceding sentence shall be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards shall be amended such that those awards shall vest over Employee’s next three regularly scheduled vesting dates.
     (ii) All equity awards held by Employee that remain unvested following application of the foregoing provisions of this Section 6(a) shall vest on the established vesting date of such equity awards; provided however, that in the event of a termination of Employee’s employment by the Company (or its successor) for any reason other than for Cause, or a termination of Employee’s employment by Employee for Good Reason, within two years following a Change in Control, such unvested equity awards shall immediately and automatically vest in full and, in the case of options or other exercisable equity awards, shall remain exercisable for two years following such termination of employment.
In addition, if Employee’s employment was terminated (A) by the Company for any reason other than for Cause or (B) by Employee for Good Reason within the six months prior to the occurrence of a Change in Control, then Employee shall be treated for purposes of this Section 6(a) as if he continued to be employed through the date of the Change in Control and the termination of his Employment occurred immediately following the Change in Control.
          (b) Severance Benefits. In addition, if a Change in Control Severance Payment Event

(as defined below) occurs, then the Company shall pay to Employee the Accrued Payments, and contingent upon Employee satisfying the Severance Conditions, the Company shall also provide Employee the following payments and other benefits (the “Change in Control Severance Package”):
     (i) Payment of an amount equal to 1.5 times the sum of (i) Employee’s annual rate of Base Salary as of the Termination Date or as of the date of the Change in Control, whichever is greater, plus (ii) Employee’s Target STI Payment, calculated based on Employee’s Base Salary as of the Termination Date or, if greater, as of the date of the Change in Control, payable to Employee on the 30th day following the Termination Date in a lump sum payment; plus
     (ii) Payment of a Pro-Rata Bonus for the calendar year of termination, payable as soon as administratively feasible following preparation of the Company’s audited financial statements for the applicable calendar year, but in no event later than March 31 (or earlier than January 1) of the calendar year following the calendar year to which such STI Payment relates; and
     (iii) The Company shall pay or reimburse on a monthly basis the premiums required to continue Employee’s group health care coverage for a period of eighteen (18) months following Employee’s Termination Date, under the applicable provisions of COBRA, provided that Employee or his dependents, as applicable, elect to continue and remain eligible for these benefits under COBRA. If necessary to avoid inclusion in taxable income by Employee of the value of in-kind benefits, such health care continuation premiums shall be provided in the form of taxable payments to Employee, which payments shall be made without regard to whether Employee elects to continue and remain eligible for such benefits under COBRA, and in which event Company shall pay to Employee, with each monthly reimbursement, an additional amount of cash equal to A/(1-R)-A, where A is the amount of the reimbursement for the month, and R is the sum of the maximum federal individual income tax rate then applicable to ordinary income and the maximum individual Colorado income tax rate then applicable to ordinary income;
     (iv) Provided, however, that the sum of (i) and (ii) above shall be reduced, but not below zero, by the sum of any actually benefits provided to Employee pursuant to Section 5(a)(i), (ii), or (iii) and any payments otherwise required pursuant to Section 5(a)(i), (ii), and (iii) shall not be made.
Nothing in this Section 6 shall relieve the Company or any successor-in-interest thereof of its obligation to continue, following any Change in Control, to provide Employee with the compensation due pursuant to Section 3 of this Agreement or to otherwise comply with its obligations hereunder in the event Employee’s service continues pursuant to this Agreement following the occurrence of such Change in Control.
          A “Change in Control Severance Payment Event” shall mean (i) termination of Employee’s employment by the Company (or its successor) for any reason other than for Cause,

or a termination of Employee’s employment by Employee for Good Reason, within two years following a Change in Control or (ii) a Change in Control that occurs within six months after a termination of Employee’s employment by the Company for any reason other than for Cause or a termination of Employee’s employment by Employee for Good Reason; provided, however, that in no event shall a termination due to Disability pursuant to Section 4(b) be Change in Control Severance Event.
          (c) (i) If any of the payments or benefits received or to be received by Employee in connection with Employee’s termination of employment in respect of a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (all such payments and benefits, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, Employee shall receive the Total Payments from the Company and be responsible for the Excise Tax; provided, however that Employee shall not receive the Total Payments and the Total Payments shall be reduced to the Safe Harbor amount if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (2) the net amount of such Total Payment without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments). The “Safe Harbor Amount” is the amount to which the Total Payments would hypothetically have to be reduced so that no portion of the Total Payments would be subject to the Excise Tax.
     (ii) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (1) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Code Section 280G(b)(2)) unless, in the opinion of an independent accounting firm selected by the Company (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code Section 280G(b)(4)(A), (2) all “excess parachute payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax unless, in the opinion of the Auditor, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Code Section 280G(b)(4)(B)) in excess of the base amount (within the meaning of Code Section 280G(b)(3)) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4). If the Auditor is prohibited by applicable law or regulation from performing the duties assigned to it hereunder, then a different auditor, acceptable to both the Company and Employee, shall be selected. The fees and expenses of the Auditor shall be paid by the Company.
     (iii) In the event it is determined that the Safe Harbor amount is payable to Employee, unless Employee shall have given prior written notice to the Company specifying a different order of reductions, the cash payments provided under Section 6 shall first be reduced on a pro rata basis until the Safe Harbor amount is reached. In the event further reduction is needed to reach the Safe Harbor amount after reducing all cash payments to zero, the non-cash severance payments shall thereafter be reduced on a pro rata basis to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, however, that no payment shall be reduced unless it is determined to be contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. Employee may specify the order of reduction of the payments only to the extent that doing so does not directly or indirectly alter the time or form of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.
     (iv) At the time of the initial determination by the Auditor hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that an amount which will not have been made by the Company could have been made (an "Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against Employee that the Auditor believes has a high probability of success, determines an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be repaid by Employee to the Company together with interest at the applicable Federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by Employee to the Company if and to the extent such deemed payment would not either reduce the amount on which Employee is subject to tax under Code Section 61 and Code Section 4999 or generate a refund of such taxes. In the event that the Auditor, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable Federal rate provided in Code Section 7872(f)(2); provided further that any such Underpayment shall constitute a payment (within the meaning of Treasury Regulation Section 1.409A-2(b)(2)) separate and apart from the Total Payments; and provided, further that any such Underpayment shall be deemed a disputed payment (within the meaning of Treasury Regulation Section 1.409A-3(g)) and shall be made no later than the end of the first taxable year of the Company in which the Auditor determines pursuant to this Section 6(c)(iv) that such Underpayment is due.
     (v) This Section 6(c) shall be interpreted, to the maximum extent possible, so as to avoid the imposition of excise taxes on Employee under Code Section 4999 or the disallowance of a deduction to the Company pursuant to Code Section 280G(a) with respect to any amount payable, or to be provided, under this Agreement.
          (d) For the purposes of this Agreement, “Change in Control” shall mean:
     (i) an acquisition in one or series of related transactions of the beneficial ownership of 40% of the Company’s outstanding voting stock by any person or group, unless the stock is acquired (a) by the Company or its Subsidiaries, (b) directly from the Company, (c) by an entity in a Business Combination (as defined below) that otherwise does not constitute a Change in Control, or (d) by an employee benefit plan (or related trust) sponsored by the Company or its Subsidiaries;
     (ii) the liquidation, dissolution or winding-up of the Company;
     (iii) a reorganization, merger or consolidation of the Company or a sale or other disposition of all or substantially all of the company’s assets (a “Business Combination”), immediately following which individuals who constitute the incumbent board cease to constitute at least a majority of the governing body of the surviving entity; or
     (iv) a majority of the members of the Board of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed or recommended by a majority of the members of the Board prior to the date of the appointment or election.
          (e) For purposes of this Agreement, the term “Good Reason” shall mean, without the express written consent of Employee, the occurrence of one of the following arising on or after the Effective Date, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii): (i) a material reduction in Employee’s Base Salary, Target STI Percentage or Target LTI Percentage, (ii) a material diminution in Employee’s authority, duties, title or responsibilities, (iii) a permanent relocation in the geographic location at which Employee must perform services to a location more than 50 miles from the location at which Employee normally performed services immediately before the relocation; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement or any material written agreement between the Company and Employee. Neither a transfer of employment among the Company and any of its Subsidiaries nor the Company or a Subsidiary entering into or discontinuing a co-employer relationship with a personnel services organization constitutes Good Reason. In the case of Employee’s allegation of Good Reason, (i) Employee shall provide notice to the Company of the event alleged to constitute Good Reason within 60 days after the initial occurrence of such event, and (ii) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation (the “Cure Period”). If not remedied within the Cure Period, Employee may submit a Notice of Termination pursuant to Section 5(e), provided that the Notice of Termination must be given no later than 90 days after the expiration of the Cure Period; otherwise, Employee is deemed to have accepted such event, or the Company’s remedy of such event, that may have given rise to the existence of Good Reason; provided, however, such acceptance shall be limited to the occurrence of such event and shall not waive Employee’s right to claim Good Reason with respect to future similar or other events.
7. Business Opportunities and Intellectual Property.
          (a) Employee represents that he has disclosed to the Company all Business Opportunities and Intellectual Property (as defined below) that exist on the date hereof. Employee agrees to promptly disclose to the Company all Business Opportunities and Intellectual Property that become such during the Term or the Post Termination Non-Compete Term.
          (b) Except with respect to the properties identified on the Disclosure Schedule (“Disclosed Assets”) attached to the Confidentiality and Non-Compete Agreement previously executed by Employee, Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee’s right, title, and interest in and to all Business

Opportunities and Intellectual Property that exist on the date hereof or become such during the Term, and further acknowledges and agrees that all Business Opportunities and Intellectual Property that exist on the date hereof or become such during the Term constitute the exclusive property of the Company.
          (c) For purposes hereof, “Business Opportunities” shall mean all business ideas, prospects, proposals and other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, that are:
     (i) developed by Employee: (A) during the period that Employee is employed by the Company or any of its Subsidiaries, or (B) before the date hereof, if such opportunities were developed in connection with (I) assets that have been sold or contributed to the Company by Employee, or (II) Employee’s activities in the oil and gas industry, and are directly or indirectly related to the Company’s properties or assets acquired during the period that Employee is employed by the Company or any of its Subsidiaries; and
     (ii) originated by any third parties and brought to the attention of Employee, whether before or during the Term, except to the extent that (A) such opportunities are not applicable, directly or indirectly, to any of the Company’s properties or assets acquired during the period that Employee is employed by the Company or any of its Subsidiaries, and (B) third parties possess valid and enforceable rights to such opportunities;
together with information relating thereto, including, without limitation, the Business Records (as defined below).
          (d) For purposes of this Agreement, “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, and which are discovered, conceived, invented, created, or developed by Employee, alone or with others if such discovery, conception, invention, creation, or development (i) occurs in the course of Employee’s employment with the Company, or (ii) occurs with the substantial use of the Company’s time, materials, assets or facilities (including assets sold or contributed to the Company by Employee), or (iii) in the opinion of at least a majority of the Board, relates or pertains in any way to the Company’s properties or assets acquired during the period that Employee is employed by the Company or any of its Subsidiaries, except to the extent that any third party possesses a valid and enforceable right to such Intellectual Property.

8. Confidentiality Obligations.
          (a) Employee hereby acknowledges that all trade secrets and confidential or proprietary information of the Company (collectively referred to herein as “Confidential Information”) constitute valuable, special and unique assets of the Company’s business, and that access to and knowledge of such Confidential Information is essential to the performance of Employee’s duties. Employee agrees that during the Term and during the eighteen (18) month period following the Termination Date, Employee will hold the Confidential Information in strict confidence and will not publish, disseminate or otherwise disclose, directly or indirectly, to any person other than the Company and its officers, directors and employees, any Confidential Information or use any Confidential Information for Employee’s own personal benefit or for the benefit of anyone other than the Company. The Company agrees to provide Confidential Information to Employee in exchange for Employee’s agreement to keep such Confidential Information, and any Confidential Information to which Employee has already become privy, in strict confidence as provided in this Agreement.
          (b) For purposes of this Section 8, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company whether oral or in written form, whether or not included in the Company’s Business Records, but shall exclude any information which (A) is or has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement or any other confidentiality agreement with the Company); (B) was rightfully in the possession of Employee, as shown by Employee’s records, prior to the date of this Agreement and which is not directly applicable to the business of the Company or any of its properties or assets; (C) is lawfully acquired by Employee after the Term from any third party not bound by an obligation of confidence to the disclosing party; or (D) is independently developed by or for Employee after the Term without using the Confidential Information of the Company; provided, however, that Employee shall provide to the Company copies of all information described in clause (B) to the extent reasonably requested by the Company. Notwithstanding the foregoing, this Section 8 shall not be applicable to the extent (1) Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after Employee requests that such Confidential Information be preserved, or (2) Employee receives a valid and effective subpoena, interrogatory or other legally enforceable request for information in connection with a judicial process; provided, however, that if and when such a disclosure is required pursuant to clause (1) or (2) above, Employee shall promptly provide the Company with notice of such requirement, so that the Company may (x) seek a protective order or other remedy (including, without limitation, participation in any proceeding), or (y) waive compliance with the terms of this Agreement in the Company’s sole discretion (but such waiver will be limited to the Confidential Information required to be disclosed). Employee shall be entitled to furnish only such Confidential Information as Employee is advised by legal counsel that he is legally required to disclose and will use commercially reasonable efforts to obtain confidential treatment of any and all Confidential Information disclosed.
          (c) Employee agrees to promptly deliver to the Company, upon termination of Employee’s employment with the Company, or at any other later time when the Company so requests, all documents and electronic data in existence on the Termination Date relating to the business of the Company, including, without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company (collectively, the “Business Records”), and all copies thereof and therefrom that are in the possession or under the control of Employee.
          (d) Employee confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 8 constitute the exclusive property of the Company.
          (e) The obligation of confidentiality set forth in this Section 8 shall continue notwithstanding Employee’s delivery of any Business Records to the Company. The provisions of this Section 8 shall continue in effect notwithstanding termination of Employee’s employment for any reason.
          (f) Notwithstanding the foregoing provisions of this Section 8 or any other provision of this Agreement, Employee shall be entitled to retain any written materials which, as shown by Employee’s records, were in Employee’s possession on or prior to the date Employee was employed by the Company or any of its predecessors, subject to the Company’s right to receive a copy of such materials or, in lieu thereof, proof that such materials were in existence on the date hereof.
9. Non-Compete Obligations During Employment Term.
          (a) Except as set forth in subsection (b) of this Section 9 and in the Disclosure Schedule, Employee agrees that during the Term:
     (i) Employee will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any Family Member or as an employee, employer, consultant, agent, principal, partner, more than five percent equity-holder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; and
     (ii) all investments made by Employee (whether in Employee’s own name or in the name of any Family Members or made by any Controlled Affiliates, as defined below), which relate to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products shall be made solely through the Company; and Employee will not (directly or indirectly through any Family Members), and will not permit any Controlled Affiliate to: (A) invest or otherwise participate alongside the Company in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.
For purposes hereof, “Controlled Affiliates” are entities in which Employee and Employee’s Family Members collectively own, directly or indirectly, a majority of the equity or voting interests. The restrictions of this Section 9(a) do not apply to purely passive investments in companies in the energy industry provided such investments do not exceed five percent of the outstanding equity securities of the applicable company.
          (b) Employee represents that neither Employee nor his Controlled Affiliates or his “Family Members” (defined as Employee’s spouse and minor children living in Employee’s household) own any investments or interests which relate to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products, other than Employee’s interest in the Disclosed Assets. This paragraph shall not apply to, and Employee shall be entitled to hold and acquire purely passive investments in companies in the energy industry provided such investments do not exceed five percent of the outstanding equity securities of the applicable company.
10. Obligations After Termination Date.
          (a) The purposes of the provisions of Section 8 and this Section 10 are to protect the Company from unfair loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company. Accordingly, during the Post-Termination Non-Compete Term (as defined below), Employee will not engage or participate in (whether directly or indirectly through any Family Member or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity), in any business or activity (including leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products) in such a manner that Employee’s knowledge of Confidential Information could be used to compete with Company, within a ten (10) mile radius of the boundaries of, any mineral property interest of the Company (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest, or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company and any third party) as of the Termination Date or any other property on which the Company has, or is in the process of negotiating, an option, right, license, or authority to conduct or direct exploratory activities, such as three dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date; provided that, this Section 10 shall not preclude Employee from making purely passive investments in companies in the energy industry provided such investments do not exceed five percent of the outstanding equity securities of the applicable company.
          (b) For purposes hereof, the duration of the “Post-Termination Non-Compete Term” shall be determined as follows (but may be shortened by the Board in its sole discretion pursuant to subsection (d) below):

     (i) in the event that (A) Employee’s employment by the Company was terminated for Cause, (B) Employee voluntarily terminated his position (but not following a reduction of Employee’s Base Salary by the Company), or (C) Employee breached in any material respect any of the provisions of Sections 8 or 10 hereof, the Post-Termination Non-Compete Period shall be the 18 month period following the Termination Date; or
     (ii) in the event that Employee’s services as an employee are terminated by the Company other than for Cause and outside the period that is six months prior to or two years following a Change in Control, the Post-Termination Non-Compete Period shall be the 12 month period following the Termination Date during which time the Company provides the Severance Package to Employee pursuant to Section 5(a) above; provided, however, that the Company may extend the Post-Termination Non-Compete Period up to an additional six months by electing, in the Company’s sole discretion, to make monthly payments to Employee for such additional period equal to the amount of his monthly Base Salary (“Non-Compete Payments”) and provided further that the Company must notify Employee of its election to make Non-Compete Payments no later than 20 business days after the Termination Date and that thereafter, the Company shall be entitled to cease making Non-Compete Payments at any time and for any reason, but only upon at least 30 days advance written notice to Employee, at which time the Post-Termination Non-Compete Term shall end; or
     (iii) in the event that, within six months prior to or two years following a Change in Control (A) Employee’s services as an employee are terminated by the Company other than for Cause or (B) Employee voluntarily terminated his employment for Good Reason, the Post-Termination Non-Compete Period shall be the eighteen (18) month period following the Termination Date, provided that the Employee receives (or is receiving) payments under a Change in Control Severance Package.
          (c) Employee acknowledges that any severance payments made to Employee under this Agreement, as well as the Company’s agreement to provide Confidential Information to Employee, will constitute adequate consideration for Employee’s agreements set forth in Section 10(a) above.
          (d) The Board shall consider in good faith any request made by Employee to limit the duration, geographical area, or scope of activity of Employee’s non-compete obligations under this Section 10; provided however, that the Board shall determine in its sole discretion whether to approve any such request and any conditions upon which such approval would be based.
          (e) Employee will not, during the eighteen (18) month period following the Termination Date, solicit, entice, persuade or induce, directly or indirectly, any employee (or person who within the preceding 90 days was an employee) of the Company or any other person who is under contract with or rendering services to the Company, to (i) terminate his or her employment by, or contractual relationship with, such person, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for such person, (iv) become employed by or enter into contractual relations with any persons other than such person, or (v) enter into a relationship with a competitor of the Company.
11. General Provisions.
          (a) Amendments and Waiver. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, unless such modification or amendment is agreed to in writing and signed by Employee and by a duly authorized officer of the Company, and such waiver is set out in writing and signed by the party to be bound by waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion.
          (b) Withholding and Deductions. With respect to any payment to be made to Employee, the Company shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.
          (c) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Termination Date, or otherwise.
          (d) Survival. The termination of Employee’s employment shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive termination of the Term, including without limitation the Company’s obligations under Sections 5 and 6 and Employee’s obligations under Sections 8 and 10.
          (e) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.
          (f) Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Employee by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including specifically the Confidentiality and Non-Compete

Agreement executed by Employee) are hereby superseded and of no further force and effect. This Agreement, however, shall have no effect on the Indemnification Agreement between Employee and the Company, which shall remain in effect.
          (g) Successors and Assigns; Binding Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors, permitted assigns, heirs and personal representatives and estates, as the case may be. Neither this Agreement nor any right or obligation hereunder of any party may be assigned or delegated without the prior written consent of the other party hereto; provided, however, that the Company may assign this Agreement to any of its Subsidiaries and Employee may direct payment of any benefits that will accrue upon death. Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. This Agreement shall not confer any rights or remedies upon any person or legal entity other than the parties hereto and their respective successors and permitted assigns.
          (h) Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and be duly given as follows: (a) if addressed to Employee, when delivered to the Employee personally or to the address furnished to the Company by Employee, or (b) if addressed to the Company, when delivered to the Company at its principal place of business at such address, to the attention of the President. Either party may change its address by giving the other party notice of such change in accordance with the provisions of this section.
          (i) Termination of Agreement. The obligations of Employee under Section 10 shall be terminated if the Company ceases to conduct business as a result of the insolvency or failure of the Company.
          (j) Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its construction.
          (k) Remedies. Employee acknowledges that the Company’s remedy at law for any breach of the provisions of this Agreement is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law. The parties agree that no claim for breach of this Agreement may be made by either party following the date that is one year following the date of discovery by the affected party of the alleged breach.
          (l) Governing Law; Construction. The parties agree that this Agreement is governed by and shall be construed and enforced in accordance with Colorado law, excluding its choice-of-law principles, except where federal law may preempt the application of state law and also agree that this Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

          (m) Disputes; Venue; Jury-Trial Waiver; Mandatory Arbitration. In the event of any dispute, controversy or claim between the Company and Employee arising out of or relating to the interpretation, application or enforcement of the provisions of Sections 8, 9 or 10, the Company and Employee agree and consent to the exclusive personal jurisdiction of the state and local courts of Colorado State Judicial Branch and/or the United States District Court for the District of Colorado for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 8, 9 or 10 of this Agreement. The Company and Employee (i) agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses, (ii) waive any objection to such venue, (iii) agree that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to Employee at him last known address as reflected in the Company’s records, (iv) that any judgment in any such action or proceeding may be enforced in other jurisdictions, and (v) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.
          In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 8, 9 or 10, the parties will use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences will be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator will be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of him or its desire to have the question settled by arbitration, then the arbitrator will be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Denver, Colorado. The determination reached in such arbitration will be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Denver, Colorado, and will be conducted in accordance with the Commercial Arbitration Rules of the AAA. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the panel in its award.
          (m) Limitations Reasonable. The parties to this Agreement agree that the limitations contained in Section 10 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in Section 10 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.
          (n) Clawback. Employee hereby acknowledges and agrees that any payment hereunder will be subject to recovery by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be from time to time in effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on April 25, 2011 effective as of the Effective Date.

RESOLUTE ENERGY CORPORATION
By:	/s/ James M. Piccone
James M. Piccone
President

EMPLOYEE:
By:	/s/ Bobby D. Brady, Jr.
Bobby D. Brady, Jr.

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